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                                                                      EXHIBIT 11

                       NATIONAL AUTO FINANCE COMPANY, INC.
                    Computation of Earnings per Common Share
                (Unaudited, in thousands, except per share data)


                                                                         Three Months Ended
                                                                             September 30,
                                                                      ---------------------------
                                                                        1998               1997
                                                                      --------           --------
Average number of common shares outstanding ................             9,031              7,026

Common equivalent shares outstanding:

Stock options (1) ..........................................
                                                                      --------           --------

Total common and common equivalent shares outstanding ......             9,031              7,026
                                                                      ========           ========

Loss attributed to common shareholders .....................          $ (5,650)          $ (8,765)
                                                                      ========           ========

Loss per common share (basic and diluted) ..................          $   (.63)          $  (1.25)
                                                                      ========           ========

----------
(1) Stock options are excluded from the computation of diluted loss per common share as the effect of such options would be anti-dilutive.





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